Exhibit 8.1

SUBSIDIARIES OF GLOBUS MARITIME LIMITED

Name	Jurisdiction of Incorporation
Globus Shipmanagement Corp.	Marshall Islands
Devocean Maritime Ltd.	Marshall Islands
Domina Maritime Ltd.	Marshall Islands
Dulac Maritime S.A.	Marshall Islands
Artful Shipholding S.A.	Marshall Islands
Longevity Maritime Limited	Malta
Serena Maritime Limited	Marshall Islands
Talisman Maritime Limited	Marshall Islands
Daxos Maritime Limited	Marshall Islands
Argo Maritime Limited	Marshall Islands
Salaminia Maritime Limited	Marshall Islands
Paralus Shipholding S.A.	Marshall Islands
Calypso Shipholding S.A.	Marshall Islands
Olympia Shipholding S.A.	Marshall Islands

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